PRESS RELEASE

INNOSPEC REPORTS THIRD QUARTER 2014 FINANCIAL RESULTS

Revenues up 18 percent from last year with continued strong performance from acquisitions and core businesses

Favorable sales mix drives improved gross margins

27 percent increase in operating income and 38 percent increase in EBITDA

Adjusted non-GAAP diluted EPS of $0.77 in line with expectations; Strong cash flows, lower net debt position enhances balance sheet

Biannual dividend increased to $0.28 per share – total dividend for 2014 up 10 percent on prior year

Englewood, CO – November 4, 2014 – Innospec, Inc. (NASDAQ: IOSP) today announced its financial results for the third quarter ended September 30, 2014. At the same time, the Company announced that it is declaring a biannual dividend of $0.28 per common share for the second half of 2014, which will be paid on November 26, 2014 to shareholders of record on November 17, 2014. This brings the annual dividend to 55 cents per share, a 10 percent increase on 2013.

Total net sales for the third quarter were $228.2 million, an 18 percent increase from $192.8 million in the corresponding period last year. Net income was $20.8 million, or $0.83 per diluted share, compared to $14.0 million, or $0.58 per diluted share, recorded a year ago. EBITDA (earnings before interest, taxes, depreciation, amortization and impairment) for the quarter was $32.6 million, a 38 percent increase from the $23.6 million posted in 2013’s third quarter.

Results for this quarter include after-tax foreign currency exchange gains of $0.8 million, or $0.03 per diluted share, gains from adjustments to income tax provisions of $1.8 million, or $0.07 per diluted share, and after-tax acquisition related costs of $1.0 million, or $0.04 per diluted share. Excluding these items, adjusted non-GAAP EPS was $0.77 per diluted share, up from $0.65 per diluted share a year ago. Cash generation was again strong in the third quarter, with operating cash inflows of $25.2 million before capital expenditures during the quarter of $6.6 million. Innospec closed the quarter with a net debt position of $19.7 million.

EBITDA and net income excluding special items, and related per-share amounts, are non-GAAP financial measures that are defined and reconciled with GAAP results herein and in the schedules below.

	Quarter ended September 30, 2014			Quarter ended September 30, 2013
	Income			Income
	before			before
	income	Net	Diluted	income	Net	Diluted
(in millions, except share and per share data)	taxes	Income	EPS	taxes	income	EPS

Reported GAAP amounts	$ 25.4	$20.8	$0.83	$18.3	$14.0	$0.58

Adjustment of income tax provisions	(1.8)	(1.8)	(0.07)	0.1	0.1	-
Acquisition-related costs	1.3	1.0	0.04	1.3	1.0	0.04
Foreign currency exchange (gains)/losses	(1.0)	(0.8)	(0.03)	0.8	0.6	0.03

	(1.5)	(1.6)	(0.06)	2.2	1.7	0.07

Adjusted non-GAAP amounts	$ 23.9	$19.2	$0.77	$20.5	$15.7	$0.65

For the first nine months of 2014, total net sales of $670.2 million increased 16 percent from $577.2 million in the corresponding period last year. Net income for the nine-month period was $56.2 million, or $2.26 per diluted share, compared with $49.1 million, or $2.04 per diluted share, a year ago. Excluding special items, diluted earnings per share for the first nine months of 2014 were $2.08, broadly similar to the $2.12 reported a year ago. EBITDA for the first nine months of 2014 was $91.3 million, 18 percent higher than $77.3 million a year ago.

Commenting on the third quarter results, Patrick S. Williams, President and Chief Executive Officer, said, “We have maintained good momentum through the third quarter of 2014, and we are generally very pleased with the performance of our core businesses, including our acquisitions. In the face of challenging geopolitical issues and heightened competitive pressures, particularly in the EMEA (Europe, Middle East & Africa) region, Innospec continued to deliver on its targets of profitable top- and bottom-line growth. We have also maintained a very strong balance sheet, and we continue to be cash-generative.

“Fuel Specialties revenues increased 14 percent year-over-year, principally driven by an exceptional performance by Oilfield Specialties, which more than offset an expected, weaker EMEA environment. At the same time, our gross margins in Fuel Specialties improved as a result of the performance of Oilfield Specialties and a richer sales mix in our core business. The performance was enhanced by a strong quarter for the AvTel product line, which we expect to normalize in the fourth quarter.

“Our Fuel Specialties business has continued to grow impressively throughout the Americas during the third quarter, with strong contributions from both our Fuels and our Oilfield Specialties businesses. In spite of a continued weak EMEA economy, impacted by lower volumes and refinery activity, as well as heightened pricing pressures, we have maintained our market position. As we reported previously, government sanctions related to Russia and Ukraine continue to negatively impact our sales in this region. We are encouraged by our third quarter improvement and new business growth in our Asia- Pacific operations.

“Our Oilfield Specialties business started to perform, and showed good progress during the third quarter. On October 1, 2014 we announced the intended acquisition of Independence Oilfield Chemicals, LLC (“Independence”). The transaction was cleared through a successful Hart Scott Rodino filing, and the acquisition was completed on October 27, 2014. Independence serves the oil and gas industries, with a focus on completion, stimulation and production chemicals and with annualized sales of approximately $150 million. Importantly, we now have a presence in most of the major energy basins in the U.S.”

“In Performance Chemicals, we delivered 19 percent year-over-year growth. This was driven by a mixture of a strong new product pipeline and a good contribution from our personal care acquisitions. The margin in this business is 24 percent, driven by our Personal Care segment, which is the strategic focus. We continue to be excited by the quality of new products delivered by our R&D team.”

Net sales in Fuel Specialties for the third quarter were $156.1 million, up 14 percent from the $137.4 million reported in last year’s third quarter, driven by sales growth in the Americas and a solid contribution from Oilfield Specialties. Excluding the acquisition, volumes reduced by 8 percent partially offset by a 5 percent richer sales mix. Revenues improved 4 percent in the Americas due to a richer sales mix while in EMEA, sales fell 12 percent from a strong performance in the comparative quarter, driven by lower volumes impacted by ongoing trading constraints in Russia and Ukraine. Sales in Asia-Pacific fell by 3 percent compared to prior year, but underlying sales, discounting the previously-reported contract loss, continued to grow to plan at 9 percent during the third quarter. The segment’s gross margin was 34.1 percent, up from 31.0 percent a year ago primarily driven by higher margin contributions from Oilfield Specialties and AvTel sales. Operating income for the quarter was $24.5 million, up from $22.3 million a year ago.

In Performance Chemicals, net sales increased 19 percent, to $57.0 million, as acquisition growth contributed 11 percent to revenues. Underlying volumes grew by 5 percent, driven by the Personal Care business, and there was a 3 percent favorable currency impact. By region, sales increased 30 percent in the Americas, 6 percent in EMEA and by 22 percent in Asia-Pacific. Performance Chemicals’ gross margin was 24.0 percent, up slightly from 23.2 percent a year ago. The segment’s operating income was $6.6 million, an 18 percent increase from last year’s $5.6 million.

Octane Additives’ net sales for the quarter were $15.1 million, more than double the $7.5 million a year ago. The segment’s gross margin was 44.4 percent, compared to 49.3 percent in last year’s third quarter. Operating income for the quarter was $4.9 million, up significantly from $2.1 million in the corresponding period a year ago. This is in line with our expectations as the business continued to rely on sales to a single end use customer.

Corporate costs for the quarter were $10.0 million compared with $9.4 million a year ago. The increase was primarily driven by $0.9 million of amortization related to the implementation of the company-wide information management system. As expected the quarterly pension charge was $0.8 million in the quarter. The third quarter’s effective tax rate is 18 percent, and the full year adjusted effective tax rate is anticipated to be 23 percent.

Net cash generated from operations in the quarter was $25.2 million driven by a strong trading performance. As of September 30, 2014, Innospec had $95.3 million in cash, cash equivalents and short-term investments, and total debt of $115.0 million.

Mr. Williams concluded, “With our core businesses very much on track and with our acquisitions now starting to perform, we believe that Innospec is in a very strong position for continued success over the intermediate term. We are comfortable with our positioning in the Oilfield Specialties area, as we focus on integrating Independence into the Innospec global network. This latest acquisition takes our Oilfield Specialties business to an annualized revenue run rate of more than $240 million. The business is very complementary to our existing Oilfield Specialties business, both in terms of technology and geographical footprint and brought us an exceptional management team. We are excited to be in a positive position in such a dynamic market.

“While we are focused on integration and growth, we will continue to be alert to acquisition opportunities that fit our model, particularly in the Personal Care space.

“Our continued, strong cash generation at Innospec gives us the flexibility to invest in our core businesses and pursue selected acquisition opportunities, while at the same time balancing other forms of capital management. I am pleased that we have been able to increase our biannual dividend to 28 cents, making a total for the year of 55 cents – which represents a 10 percent increase over the 2013 payments. We expect to continue to pursue our share buyback program on an opportunistic basis, as we seek to enhance returns to our investors.

Use of Non-GAAP Financial Measures

The information presented in this press release includes financial measures that are not calculated or presented in accordance with Generally Accepted Accounting Principles in the United States (GAAP). These non-GAAP financial measures comprise EBITDA, income before income taxes excluding special items and net income excluding special items and related per share amounts. EBITDA is net income per our consolidated financial statements adjusted for the exclusion of charges for interest expense, net, income taxes, depreciation, amortization and impairment of Octane Additives segment goodwill. Income before income taxes, net income and diluted EPS, excluding special items, per our consolidated financial statements are adjusted for the exclusion of adjustment of income tax provisions, acquisition-related costs and foreign currency exchange (gains)/losses. Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures are provided herein and in the schedules below. The Company believes that such non-GAAP financial measures provide useful information to investors and may assist them in evaluating the Company’s underlying performance and identifying operating trends. In addition, management uses these non-GAAP financial measures internally to allocate resources and evaluate the performance of the Company’s operations. While the Company believes that such measures are useful in evaluating the Company’s performance, investors should not consider them to be a substitute for financial measures prepared in accordance with GAAP. In addition, these non-GAAP financial measures may differ from similarly-titled non-GAAP financial measures used by other companies and do not provide a comparable view of the Company’s performance relative to other companies in similar industries. Management believes the most directly comparable GAAP financial measure is GAAP net income and has provided a reconciliation of EBITDA and net income excluding special items, and related per share amounts, to GAAP net income herein and in the schedules below.

About Innospec Inc.

Innospec Inc. is an international specialty chemicals company with approximately 1300 employees in 20 countries. Innospec manufactures and supplies a wide range of specialty chemicals to markets in the Americas, Europe, the Middle East, Africa and Asia-Pacific. The Fuel Specialties business specializes in manufacturing and supplying the fuel additives that help improve fuel efficiency, boost engine performance and reduce harmful emissions. This business also contains Oilfield Specialties which provides specialty chemicals for oil & gas drilling and production operations. Innospec's Performance Chemicals business provides effective technology-based solutions for our customers’ processes or products focused in the Personal Care; Polymers; and Fragrance Ingredients markets. Innospec's Octane Additives business is the world's only producer of tetra ethyl lead.

Forward-Looking Statements

This press release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Such forward-looking statements include statements (covered by words like “expects,” “estimates,” “anticipates,” “may,” “believes” or similar words or expressions), for example, which relate to earnings, growth potential, operating performance, events or developments that we expect or anticipate will or may occur in the future. Although forward-looking statements are believed by management to be reasonable when made, they are subject to certain risks, uncertainties and assumptions, and our actual performance or results may differ materially from these forward-looking statements. Additional information regarding risks, uncertainties and assumptions relating to Innospec and affecting our business operations and prospects are described in Innospec’s Annual Report on Form 10-K for the year ended December 31, 2013, and other reports filed with the U.S. Securities and Exchange Commission. You are urged to review our discussion of risks and uncertainties that could cause actual results to differ from forward-looking statements under the heading "Risk Factors” in such reports. Innospec undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Brian Watt
Innospec Inc.
+44-151-356-6241
Brian.Watt@innospecinc.com

Robert D. Ferris
RF|Binder Partners
+1-212-994-7505
Robert.Ferris@RFBinder.com

Dan Scorpio
RF|Binder Partners
+1-212-994-7609
Dan.Scorpio@RFBinder.com

Schedule 1

INNOSPEC INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Nine Months Ended
	September 30		September 30

(in millions, except share and per share data)	2014	2013	2014	2013

Net sales	$228.2	$192.8	$670.2	$577.2
Cost of goods sold	(154.6)	(135.4)	(462.3)	(396.6)

Gross profit	73.6	57.4	207.9	180.6

Operating expenses:
Selling, general and administrative	(42.4)	(31.8)	(122.1)	(99.0)
Research and development	(6.0)	(5.7)	(17.3)	(16.6)
Impairment of Octane Additives segment goodwill	-	(0.4)	-	(1.0)

Total operating expenses	(48.4)	(37.9)	(139.4)	(116.6)

Operating income	25.2	19.5	68.5	64.0
Other net income/(expense)	1.0	(0.8)	2.2	(0.8)
Interest expense, net	(0.8)	(0.4)	(2.5)	(1.1)

Income before income taxes	25.4	18.3	68.2	62.1
Income taxes	(4.6)	(4.3)	(12.0)	(13.0)

Net income	$20.8	$14.0	$56.2	$49.1

Earnings per share:
Basic	$0.85	$0.59	$2.30	$2.09
Diluted	$0.83	$0.58	$2.26	$2.04

Weighted average shares outstanding (in thousands):
Basic	24,420	23,621	24,394	23,518
Diluted	24,915	24,096	24,849	24,085

INNOSPEC INC. AND SUBSIDIARIES

				Schedule 2A

SEGMENTAL ANALYSIS OF RESULTS	Three Months Ended		Nine Months Ended
	September 30		September 30

(in millions)	2014	2013	2014	2013

Net sales:
Fuel Specialties	$156.1	$137.4	$465.4	$403.6
Performance Chemicals	57.0	47.9	172.5	140.2
Octane Additives	15.1	7.5	32.3	33.4

	228.2	192.8	670.2	577.2

Gross profit:
Fuel Specialties	53.2	42.6	149.1	130.1
Performance Chemicals	13.7	11.1	42.6	32.9
Octane Additives	6.7	3.7	16.2	17.6

	73.6	57.4	207.9	180.6

Operating income:
Fuel Specialties	24.5	22.3	67.8	66.4
Performance Chemicals	6.6	5.6	20.9	17.1
Octane Additives	4.9	2.1	12.0	13.0
Pension charge	(0.8)	(0.7)	(2.5)	(2.1)
Corporate costs	(10.0)	(9.4)	(29.7)	(29.4)

	25.2	19.9	68.5	65.0

Impairment of Octane Additives segment goodwill	-	(0.4)	-	(1.0)

Total operating income	$25.2	$19.5	$68.5	$64.0

				Schedule 2B

NON-GAAP MEASURES	Three Months Ended		Nine Months Ended
	September 30		September 30

(in millions)	2014	2013	2014	2013

Net income	$20.8	$14.0	$56.2	$49.1
Interest expense, net	0.8	0.4	2.5	1.1
Income taxes	4.6	4.3	12.0	13.0
Depreciation and amortization	6.4	4.5	20.6	13.1
Impairment of Octane Additives segment goodwill	-	0.4	-	1.0

EBITDA	32.6	23.6	91.3	77.3

Fuel Specialties	27.4	24.4	77.2	72.9
Performance Chemicals	8.6	7.1	27.4	21.0
Octane Additives	5.0	2.4	12.3	14.0
Pension charge	(0.8)	(0.7)	(2.5)	(2.1)
Corporate costs	(8.6)	(8.8)	(25.3)	(27.7)

	31.6	24.4	89.1	78.1
Other net income/(expense)	1.0	(0.8)	2.2	(0.8)

EBITDA	$32.6	$23.6	$91.3	$77.3

		Schedule 3
INNOSPEC INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
(in millions)	2014	2013

Assets

Current assets:
Cash and cash equivalents	$90.4	$80.2
Short-term investments	4.9	6.6
Trade and other accounts receivable	117.3	135.8
Inventories	171.9	158.9
Current portion of deferred tax assets	8.7	8.7
Prepaid expenses	3.8	5.8
Prepaid income taxes	0.6	11.4

Total current assets	397.6	407.4

Property, plant and equipment	60.7	60.4
Goodwill	187.9	187.9
Other intangible assets	120.2	126.8
Deferred finance costs	1.3	1.8
Deferred tax assets, net of current portion	6.1	8.6
Other non-current assets	0.8	1.8

Total assets	$774.6	$794.7

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$51.8	$63.3
Accrued liabilities	65.3	73.5
Current portion of long-term debt	-	5.3
Current portion of plant closure provisions	4.1	6.2
Current portion of unrecognized tax benefits	-	6.8
Current portion of deferred tax liabilities	-	0.2
Current portion of deferred income	0.2	0.3

Total current liabilities	121.4	155.6

Long-term debt, net of current portion	115.0	142.7
Plant closure provisions, net of current portion	27.4	26.2
Unrecognized tax benefits, net of current portion	5.9	6.2
Deferred tax liabilities, net of current portion	10.8	9.5
Pension liabilities	29.2	39.0
Acquisition-related contingent consideration	4.9	4.6
Other non-current liabilities	1.5	0.3
Deferred income, net of current portion	1.0	1.2
Total stockholders’ equity	457.5	409.4

Total liabilities and stockholders’ equity	$774.6	$794.7

			Schedule 4

INNOSPEC INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
		September 30

(in millions)	2014		2013

Cash Flows from Operating Activities

Net income	$56.2		$49.1
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	21.1		13.4
Impairment of Octane Additives segment goodwill	-		1.0
Deferred taxes	1.9		0.9
Repayment of promissory note in civil complaint settlement	(5.0)		(5.0)
Changes in working capital	(15.4)		(15.6)
Excess tax benefit from stock-based payment arrangements	(0.7)		(2.9)
Accrued income taxes	10.7		(5.3)
Movement on plant closure provisions	(0.7)		0.6
Cash contributions to defined benefit pension plans	(8.8)		(8.1)
Non-cash expense of defined benefit pension plans	3.0		2.6
Stock option compensation	1.7		1.9
Movements on unrecognized tax benefits	(7.2)		(0.3)
Movements on other non-current assets and liabilities	2.2		(0.5)

Net cash provided by operating activities	59.0		31.8

Cash Flows from Investing Activities

Capital expenditures	(9.5)		(6.6)
Business combinations, net of cash acquired	0.3		(50.6)
Internally developed software and other costs	(6.1)		(9.0)
Proceeds on disposal of property, plant and equipment	0.2		0.1
Purchase of short-term investments	(4.2)		(5.3)
Sale of short-term investments	5.8		4.1

Net cash used in investing activities	(13.5)		(67.3)

Cash Flows from Financing Activities

Net (repayment)/receipt of revolving credit facility	(27.0)		68.0
Repayment of term loans	(0.9)		-
Refinancing costs	(0.1)		(0.7)
Excess tax benefit from stock-based payment arrangements	0.7		2.9
Dividend paid	(6.6)		-
Issue of treasury stock	0.4		0.7
Repurchase of common stock	(0.9)		(3.7)

Net cash (used in)/provided by financing activities	(34.4)		67.2
Effect of foreign currency exchange rate changes on cash	(0.9)		(0.2)

Net change in cash and cash equivalents	10.2		31.5
Cash and cash equivalents at beginning of period	80.2		22.4

Cash and cash equivalents at end of period	$90.4		$53.9

Amortization of deferred finance costs of $0.5million (2013 - $0.3million) are included in depreciation and amortization in the cash flow statement but in interest expense in the income statement.